Exhibit 99.1

McEwen Mining Sets Quarterly Production Record

35,955 Gold Eq. Ounces Produced Q2

On Track for 130,000 Gold Eq. Ounces in 2013

TORONTO, ONTARIO - (July 11, 2013) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce production results for Q2 and the first half of 2013. During Q2, approximately 35,955 gold eq. oz (20,988 gold oz and 778,308 silver oz) was produced, which is a Company record. This is approximately 30% higher than the comparable period in 2012 and 20% higher than Q1, 2013.  For the first half of 2013, McEwen Mining produced 65,794 gold eq. oz and remains on track for 130,000 gold eq. ounces in 2013. Production costs will be reported in August with Q2 financials. Gold equivalent is calculated at a ratio of 52:1.

“Both of our mines achieved solid operating performance in Q2. In addition, our El Gallo 1 mine expansion, which is expected to increase processing capacity by 50% for $5 million, is underway. The required metallurgical testing to determine if we can heap leach El Gallo 2 ore has been initiated. Despite the depressed state of the precious metal sector, we continue to seek alternative ways to expand our production with the least amount of capital.

As the largest shareholder of McEwen Mining, I understand investors’ disappointment with the price of our shares and gold. However, I strongly believe a recovery is coming later this year. Now is the ideal time to be combining with like-minded management teams and companies to build a stronger, more compelling, profitable mid-tier gold/silver producer in anticipation of the recovery in gold and silver prices. If you think you have one of these companies feel free to give us a call at 1-866-441-0690”, stated Rob McEwen, Chief Owner.

San Jose Mine (Argentina) Operating Results

San José - 100%*	Six Months June 30, 2013	Six Months June 30, 2012	Q2 2013	Q2 2012
Ore production (tonnes)	249,195	244,334	140,816	128,803
Average grade gold (gpt)	6.57	5.98	6.34	5.98
Average head silver (gpt)	430	423	407	430
Average gold recovery (%)	88.7	90.1	89.3	88.6
Average silver recovery (%)	85.0	85.9	85.5	84.2
Gold produced (ounces)	46,688	42,303	25,610	21,946
Silver produced (ounces)	2,926,289	2,855,258	1,575,442	1,499,580
Gold equivalent produced (ounces)	102,963	97,211	55,907	50,784
McEwen Mining - 49% Share
Gold produced (ounces)	22,877	20,728	12,549	10,754
Silver produced (ounces)	1,433,882	1,399,076	771,967	734,794
Gold equivalent produced (ounces)	50,452	47,634	27,394	24,884

*McEwen Mining holds a 49% attributable interest in the San José mine.

El Gallo 1 Mine (Mexico) Operating Results in 2013

	Six Months June 30, 2013	Q2 2013	Q1 2013
Ore production (tonnes)	642,069	346,896	295,173
Average grade gold (gpt)	1.23	1.34	1.10
Gold produced (ounces)	15,112	8,439	6,673
Silver produced (ounces)	11,981	6,341	5,640
Gold equivalent produced (ounces)	15,342	8,561	6,781

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable, mid-tier gold/silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest); the El Gallo Complex in Sinaloa, Mexico; the Gold Bar Project in Nevada, US and the Los Azules Copper Project in San Juan, Argentina.

McEwen Mining has 297 million shares issued and outstanding. Rob McEwen, Chairman, President and Chief Owner, owns 25% of the shares of the Company (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares). As of May 30, 2013, McEwen Mining had cash and liquid assets of approximately US$50 million and is debt free.

RELIABILITY OF INFORMATION

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release. As the Company is not the operator of the San José mine, there can be no assurance that production information reported to the Company by MSC is accurate, the Company has not independently verified such information and readers are therefore cautioned regarding the extent to which they should rely upon such information.

Technical Information

The technical contents of this news release has been reviewed and approved by William Faust PE, Chief Operating Officer and a Qualified Person as defined by Canadian Securities Administrator National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

Caution Concerning Forward-Looking Statements

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, technical, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social, technical and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, projected permitting timelines and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com